Exhibit 99.4

March 19, 2021

Revolution Acceleration Acquisition Corp

1717 Rhode Island Avenue, NW 10th floor

Washington, D.C. 20036

Consent to Reference in Proxy Statement/Prospectus

Revolution Acceleration Acquisition Corp (the “Company”) is filing a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of the Company following the consummation of the business combination as described in the proxy statement/prospectus.

Sincerely,

/s/ Sven Strohband
Sven Strohband